Exhibit 99.1

GEON FINALIZES O’SULLIVAN CORPORATION ACQUISITION

CLEVELAND, Ohio — August 24, 1999 — The Geon Company (NYSE: GON) announced today that the shareholders of O’Sullivan Corporation (AMEX: OSL) at a special meeting held on August 23, 1999, approved a resolution authorizing a merger with The Geon Company under which O’Sullivan Corporation shareholders who have not yet tendered their shares to Geon will receive $12.25 per share net in cash, for each share of O’Sullivan Corporation they submit. As of July 7, 1999, the expiration of G eon’s tender offer, 86.3 percent of the outstanding shares of O’Sullivan Corporation had been tendered for a cash offer of $12.25 per share.

Shareholders holding their shares through brokerage firm street accounts should automatically receive this payment, but should check with their broker to make sure this transaction occurs properly.

Those shareholders holding their shares in their own name should watch their mail for a letter of transmittal which those shareholders may use to submit their shares and receive their cash payment. O’Sullivan Corporation urges those shareholders to submit their shares timely, since public trading of the shares ceased on August 23, 1999, with a delisting of the shares from the AMEX, and since no interest payment will occur in connection with shares submitted.

If a shareholder has not received a transmittal letter by mid-September, they should contact Morrow & Co., Inc. at 212-754-8000 or Dennis Cocco, vice president, corporate & investor affairs, The Geon Company, One Geon Center, Avon Lake, Ohio 44012, telephone 440-930-1538.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty resins and plastisol formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 3,000 people and have 23 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.